March 30, 2010

The Chief Financial Officer
Nord Resources Corporation

Per electronic mail transmission

Dear Wayne

SECOND AMENDED AND RESTATED CREDIT AGREEMENT DATED March 31, 2009 ("the Credit Agreement")

We refer to the Credit Agreement, pursuant to which you are obliged to make a repayment of principal and interest as of tomorrow (March 31, 2010).

Terms expressed in "title case" that are not otherwise defined in this letter shall have the meaning set forth in the Credit Agreement.

We confirm that you have advised us that you are not currently possessed of sufficient cash resources to enable you to make such payment on the due date.

In the circumstances, we are prepared to forbear on the exercise of our rights and remedies under the terms of the Credit Agreement and related Security Documents in respect of the non payment by you of the said repayment of principal and interest as of March 31, 2010, until close of business on April 22, 2010, with a view to affording to you an opportunity to cure the breaches by yourselves of the terms of the Credit Agreement.

Notwithstanding such forbearance, interest will commence to accrue on the loan principal and all accrued and unpaid interest at the rate described SECTION 2.11(b) of the Credit Agreement from April 1, 2010. Such forbearance shall not apply to any additional new breach of or default under the Credit Agreement occurring after the date of this letter.

All of our rights under the Credit Agreement and related Security Documents are reserved.

NEDBANK
CAPITAL
LONDON

Please acknowledge receipt hereof (and of the terms of this forbearance) by returning a signed copy hereof to my attention.

Kind regards

Per: ***Kevin Ryder***
Director: Investment Banking
Nedbank Capital, London
Mobile: +44(0)7595 400932
Tel: +44(0)20 7002 3530
Fax: +44(0)20 7002 3404